Southeast Community Investors, LLC

                              EMPLOYMENT AGREEMENT

This agreement dated September 17, 2002, in consideration of mutual promises by and among Southeast Community Investors, LLC (SCI), and a proposed bank holding company to be formed, and a proposed state bank to be organized in Baxley, GA and Lloyd Gunter.

Your  employment  is  as  of  September  1,  2002,  and  the  terms  are:

1.   Position  -  President  and  Chief  Executive  Officer.

2. Annual Salary - $90,000.00, with annual salary reviews by the Board of Directors.

3. Monthly car allowance of $500.00 inclusive of expenses plus payment of his COBRA insurance (hospitalization and dental). A company car and expenses as well as insurance benefits will be provided when the bank commences business.

4. Your base compensation will be increased to $100,000.00 upon (1) the completion of the first year in which the annual audited financial statements of the bank show a positive net income after taxes or (2) board approval despite the lack of a profit during the period.

5. Upon the discretion of the Board of Directors you will be eligible for a performance bonus of up to 25% of your base annual salary for the previous calendar year.

6. You will be awarded options in 12,500 shares of Common Stock of the company at a purchase price of $10.00, per share, in a qualified plan approved by the stockholders. These options will vest at the rate of 2,500 shares per year for five years beginning on the date the bank commences business and shall be exercisable for a ten year period from each of the award dates. At the board's discretion, options for an additional 12,500 shares may be granted in the future (at book value).

7. If your employment is terminated you will be paid a one-time payment of 150% of your annual base salary. Following termination of employment and for a period of 12 months thereafter, you may not, without prior written consent of SCI, serve as an executive officer of any bank, bank holding company, or other financial institution within 50 miles of the headquarters of SCI.

8. You will be eligible for all benefits made available to employees and under the personnel policy.

9. The entire contract will be cancelled if the Employer does not receive a state bank charter from the Georgia Department of Banking and Finance. All of the above provisions would terminate at that time.

10. We will assign and transfer the agreement and the obligations to the proposed bank holding company and the proposed bank once each is formed, chartered or incorporated.

Southeast Community Investors, LLC


/s/  Cary Long                               /s/  Lloyd Gunter
---------------------------------------      -----------------------------------
Cary Long, Chairman                          Lloyd Gunter